Exhibit 24.1


Moore Stephens, P.C.
331 Madison Avenue
New York, NY 10017


CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement of American Electric Automobile Company, Inc. (a development company) on Form S-8 of our report dated April 23, 2002, on our audit of the consolidated financial statements of American Electric Automobile Company, Inc. (a development stage company) as of December 31, 2001 and for the year then ended, and for the period from June 15, 1996 (inception) to December 31, 2001, which report is incorporated by reference in the Annual Report on Form 10-KSB.

/s/ Moore Stephens, P.C.
Moore Stephens, P.C.

New York, New York
May 7, 2002